Exhibit 99.1

MCEWEN MINING: Additions to Senior Management

TORONTO, April 13, 2021 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce two senior management additions: Stephen McGibbon has joined as the Executive Vice President of Exploration; and Ruben Wallin has joined as the Vice President of Environment, Health, Safety & Sustainability.

“I am very pleased to welcome Steve and Ruben. With these additions we are reuniting proven performers. Peter Mah, our COO, and I worked closely with Steve at Goldcorp Inc. and both were an important part of the team that made Goldcorp’s Red Lake mine such a resounding success. Peter also worked with Rubin as part of the senior management team that built the very profitable Victor diamond mine owned by De Beers,” stated Rob McEwen, Chairman and Chief Owner of McEwen Mining.

Stephen McGibbon is a Professional Geologist with extensive exploration, mine production and senior management experience throughout North America. Stephen was a senior member of the team that discovered Goldcorp’s “High Grade Zone” deposit in Red Lake, which lead to one of the most profound mining company transformations of the last 25 years. Since 2006 and until recently, Stephen enjoyed continued success at Premier Gold Mines that included key asset purchases and exploration success in Nevada and Mexico, while also revitalizing the historic Geraldton mining camp with the Hardrock Project, one of Canada’s largest 21st century gold discoveries.

“I’m excited to be welcomed into MUX, where an important transformation is underway,” commented Mr. McGibbon. “My experience dovetails extremely well with the MUX team, and I trust that my skills, confidence and commitment to this transformation will strengthen the Company’s ability to deliver market-moving results going forward.”

Mr. Wallin is an environment and sustainability professional with more than 30 years of experience in the global mining industry. He has broad corporate and operational management experience in the areas of environment, health and safety, community relations, government relations, permitting and tailings management. Mr. Wallin has worked extensively throughout the Americas and Africa during his career and is experienced in current global industry standards and best practices. In Canada, he has been involved in the successful operation of the Detour Lake Mine, the Canadian Malartic Mine and the Victor Mine. Before joining McEwen Mining, Mr. Wallin held the position of Vice President of Environment and Sustainability for Detour Gold Corporation.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina.

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